                                             Filed pursuant to Rule 424(b)(3)
                                             Registration No. 333-36855

PROSPECTUS SUPPLEMENT NO. 9
(TO THE PROSPECTUS DATED OCTOBER 16, 1997)

                                5,990,000 SHARES

                          CHANCELLOR MEDIA CORPORATION
                (FORMERLY KNOWN AS EVERGREEN MEDIA CORPORATION)

                 $3.00 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                      LIQUIDATION PREFERENCE $50 PER SHARE
                             ---------------------

     This Prospectus Supplement No. 9 supplements and amends the Prospectus dated October 16, 1997 (the "Prospectus"), the Prospectus Supplement, dated November 20, 1997, the Prospectus Supplement No. 2, dated December 8, 1997, the Prospectus Supplement No. 3, dated February 13, 1998, the Prospectus Supplement No. 4, dated April 29, 1998, the Prospectus Supplement No. 5, dated July 1, 1998, the Prospectus Supplement No. 6, dated October 2, 1998, the Prospectus Supplement No. 7, dated December 18, 1998, and the Prospectus Supplement No. 8, dated March 26, 1999, relating to the resale of shares of the $3.00 Convertible Exchangeable Preferred Stock, par value $.01 per share (the "$3.00 Convertible Preferred Stock"), of Chancellor Media Corporation, a Delaware corporation formerly known as Evergreen Media Corporation ("Chancellor Media"), the 6% Convertible Subordinated Exchange Debentures due 2012 (the "Exchange Debentures") issuable upon exchange of the $3.00 Convertible Preferred Stock, and the shares of the Common Stock, par value $.01 per share (the "Common Stock" and, together with the $3.00 Convertible Preferred Stock and the Exchange Debentures, the "Securities"), of Chancellor Media issuable upon conversion of the $3.00 Convertible Preferred Stock or the Exchange Debentures.

     The table on pages 65 through 67 of the Prospectus, which sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective shares of $3.00 Convertible Preferred Stock or Common Stock issuable upon conversion of the $3.00 Convertible Preferred Stock or Exchange Debentures beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus (the "Selling Holder Table"), is hereby amended to add the following new line item to the Selling Holder Table:

                                                                                           SHARES OF COMMON STOCK
                                                                                         ISSUABLE UPON CONVERSION OF
                                                                                         $3.00 CONVERTIBLE PREFERRED
                                                            NUMBER OF SHARES OF $3.00         STOCK OR EXCHANGE
                     SELLING HOLDERS                       CONVERTIBLE PREFERRED STOCK           DEBENTURES
                     ---------------                       ---------------------------   ---------------------------
Tribeca Investments L.L.C................................           225,000                       225,000

     The Prospectus, together with this Prospectus Supplement No. 9 and the other prospectus supplements mentioned above, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)."

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

          The date of this Prospectus Supplement No. 9 is May 11, 1999